       Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Pre-Effective Amendment No. 1 to Registration Statement No. 333-161539 on Form S-3 of our reports dated February 25, 2011, relating to the financial statements (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting pronouncement in 2010) and financial statement schedule of Southwestern Electric Power Company Consolidated appearing in or incorporated by reference in the Annual Report on Form 10-K of Southwestern Electric Power Company for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 25, 2011